Exhibit 5.1

Lifezone Metals Limited Commerce House 1 Bowring Road Ramsey Isle of Man IM8 2LQ	Email djago@applebyglobal.com Direct Dial +44 (0)1624 647 629 Tel +44 (0)1624 647 647 Your Ref Appleby Ref 458066.0001/DJ/YP 7 July 2023

 Isle of Man Office

Appleby (Isle of Man) LLC

33-37 Athol Street

Douglas

Isle of Man

IM1 1LB

Tel +44 (0)1624 647 647

applebyglobal.com

Isle of Man Managing Partner

Mark Holligon

Isle of Man Partners

Simon Harding

Claire Milne

Charles Davies

Caren Pegg

Kyle Sutherland

Juan Thornley

Garry Manley

Tom Brook

Claire Corkish

Appleby (Isle of Man) LLC (the Legal Practice) is a limited liability company with company number 000944L incorporated in the Isle of Man with its registered office at 33-37 Athol Street, Douglas, Isle of Man, IM1 1LB. "Partner" is a title referring to a member or employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Lifezone Metals Limited, with company number 020550V (the “Company”)

1.       INTRODUCTION

This opinion as to Isle of Man law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”).

Unless otherwise defined in this opinion, capitalised terms have the meanings assigned to them in the Registration Statement.

2.       OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Registration Statement (where relevant to the issue of the Lifezone Metals Ordinary Shares) and the documents listed in Part 1 of Schedule 1 (the “Documents”) and made such enquiries as to questions of Isle of Man law as we have deemed necessary in order to render the opinion set forth herein. We have not examined any other documents, even if they are referred to in the Registration Statement or the Documents.

For the purposes of giving this opinion we have carried out the Company Search (as defined below) and the Litigation Search (as defined below) described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and, in particular, we have not investigated or verified any matter of fact or representation (whether set out in the Registration Statement or elsewhere) other than as expressly stated in this opinion.

3.       Applicable Law

We do not purport to be experts on or generally familiar with or qualified to express legal opinions on any laws other than the laws of the Isle of Man and accordingly we express no opinion on the laws of any other jurisdiction. Our opinion is limited to, and should be construed in accordance with, the present laws of the Isle of Man, the present practice of the Isle of Man Courts and facts and circumstances known to us and subsisting at the date of this opinion.

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4.	LIMITATIONS

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee in connection with the filing of the Registration Statement and the offering of the Lifezone Metals Ordinary Shares by the Company and, except with our prior written consent, it may not be used or relied upon by any other person or for any other purpose whatsoever, save as, and to the extent provided, below.

We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

A copy of this opinion may be provided for the purpose of information only (a) where required by law or judicial process and (b) to the Addressees’ affiliates, professional advisers, auditors, insurers and regulators.

5.	ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (the “Assumptions”), which we have not verified, and subject to the reservations set out in Schedule 3 (the “Reservations”).

6.	OPINIONs

We are of the opinion that:

Incorporation: The Company is a company limited by shares incorporated and existing under the laws of the Isle of Man and is a separate legal entity.

Legality of the Lifezone Metals Ordinary Shares: The Lifezone Metals Ordinary Shares are legally issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

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Winding Up and Litigation: According to the Searches (as defined below):

(a)	there is no material pending litigation against the Company; and

(b)	the Company has not taken any corporate action nor have any steps been taken or legal proceedings been started by or against the Company for the liquidation, winding-up, striking off, dissolution or reorganisation of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

Yours faithfully

Appleby (Isle of Man) LLC

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Schedule 1

Part 1

Documents Examined

1.	A copy of the certificate of incorporation, memorandum and articles of association of the Company and other documents on the file of the Company at the Isle of Man Companies Registry (the “Registry”) as revealed by the Company Search.

2.	A copy of the written resolutions of the then sole director of the Company approving, among other things:

(a)	the execution and performance of the Business Combination Agreement and the Ancillary Documents; and

(b)	the allotment and issue of the Per Share Merger Consideration and Exchange Shares (as such terms are defined therein).

3.	A copy of the written resolutions of the then sole director of the Company approving the issue of the PIPE Shares.

4.	A copy of the written resolutions of the then sole member of the Company approving, among other things, the Company’s execution and performance of the Business Combination Agreement and the Ancillary Documents.

5.	A copy of the written resolution of the then sole member of the Company adopting, and attaching the form of, the Amended and Restated Memorandum of Association and Articles of Association of Lifezone Metals.

6.	A copy of the results of the Litigation Search.

7.	A copy of the results of the Company Search.

8.	A copy of the registered agent’s certificate addressed to us dated 7 July 2023 identifying the directors of the Company issued by LJ Management (IOM) Limited who, according to the Company Search, is the registered agent of the Company (the “Certificate”).

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Part 2

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company on the file maintained at the Registry carried out on 7 July 2023 (the “Company Search”).

2.	A search of the entries and filings shown and available for inspection in respect of the Company at the Rolls Office of the High Court of Justice in the Isle of Man (the “Rolls Office”) as revealed by a search conducted on 7 July 2023 (the “Litigation Search”).

(The Company Search and the Litigation Search are together referred to as the “Searches”)

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Schedule 2

Assumptions

We have assumed:

1.	(i) that any originals of documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

3.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Isle of Man in respect of matters upon which we have expressly opined) made in the Registration Statement, the Documents and any correspondence submitted to us;

4.	the Lifezone Metals Ordinary Shares have been issued and paid for pursuant to the terms of the resolutions described under paragraphs 2 and 3 of Part 1 of Schedule 1 (the “Resolutions”) in accordance with the Registration Statement and entered in the register of members of the Company;

5.	that: (i) the Resolutions were duly passed; (ii) all interests of the then sole director on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and the memorandum and articles of association of the Company in effect at the time when the Resolutions were passed; (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (iv) the then sole director of the Company concluded that issue of the Lifezone Metals Ordinary Shares is bona fide in the best interests of the Company;

6.	that no circumstances exist which would have any adverse implications in relation to the opinions expressed in this opinion by reason of fraud, misrepresentation, mistake, undue influence, any bribe or corrupt conduct, or breach of any fiduciary duty owed to the Company;

7.	that the issue of the Lifezone Metals Ordinary Shares does not conflict with or breach any economic or other sanctions imposed by any applicable treaty, law, order or regulation of any jurisdiction outside of the Isle of Man;

8.	that the information disclosed by the Searches is accurate and complete in all respects and such information has not since the date of the Searches been materially altered;

9.	that all information required to be filed with or delivered to the Registry in respect of the Company has been so filed or delivered at the time of the Company Search, and that the public records did not fail to disclose any resolutions passed by the Company or any other actions taken by, or events relating to, the Company which give rise to a requirement for the Company or any other person to deliver any forms or documents to the Registry for filing;

10.	the accuracy of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted; and

11.	that the details and statements contained in the Certificate are accurate and correct as at the date of this opinion.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Enforcement: Where any obligation of any person is to be performed in any jurisdiction outside of the Isle of Man, such obligation may not be enforceable under the law of the Isle of Man to the extent that such performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction.

2.	Reference to foreign law: To the extent that any document makes reference to foreign statutes, regulations or codes, we express no opinion upon the meaning or effect of such provisions or the impact upon this opinion generally or as to the availability in the Isle of Man of any remedies which are available in other jurisdictions.

3.	Law not fact: Save as otherwise specifically stated in this opinion, this opinion addresses law and not fact.

4.	Company Search: The Company Search only reveals documentation which has been delivered to and processed by the Registry and placed on the Company's company file and does not reveal any documentation which has been delivered to the Registry for registration but which has not yet been placed on the Company's company file. Additionally, the record may be incomplete due to filing of the appropriate document having been overlooked or the time limit for the filing of the document not having yet expired.

5.	Litigation Search: The Litigation Search at the Rolls Office is a manual search and cannot be relied upon to reveal whether or not a particular entity is a party to litigation in the Isle of Man. Notwithstanding this, a search at the Rolls Office is the only means of checking whether or not an entity is a party to litigation in the Isle of Man.

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